Exhibit 99.1

For Immediate Release	August 19, 2009

HOME FEDERAL BANK ANNOUNCES AVAILABILITY OF
INVESTMENT SERVICES THROUGH WEALTH MANAGEMENT FIRM

SHREVEPORT, La. – Home Federal Bank, the wholly owned subsidiary of Home Federal Bancorp, Inc. of Louisiana (OTCBB: HFBL), announced today that it can offer access to investment services for its customers through Tipton Wealth Management who has opened an office at Home Federal Bank. With more than 15 years of investment experience, Alan Tipton offers access to securities brokerage, full-service investment planning, as well as wealth and asset management.

“We are pleased to be announcing that our customers have access to full-service investment services through Tipton Wealth Management.  We are particularly proud to offer our customers access to the outstanding expertise and wisdom of Alan Tipton,” said James R. Barlow, Home Federal Bank President. “These are services that our customers have asked for, and we’re delighted they could be offered to them. We believe that it is important to provide access to a broad array of financial services to our customers, including not only the traditional banking products and services that we currently offer but also the full-service investment services that Tipton Wealth Management is able to offer them.  As part of Home Federal's transition to a full-service bank, we are committed to offering or providing access to new products and services that help our customers meet their increasingly complex financial needs.”

Tipton provides access to products and services offered through LPL Financial, one of the nation’s leading financial services companies.

Locally managed and headquartered in Shreveport since 1924, Home Federal is focused on providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.homefederalbancorp.com

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HOME FEDERAL BANK
Investment Services Release

Securities and investment advisory services and insurance products are offered through LPL Financial and its affiliates, member FINRA/SIPC, an independent broker/dealer, and are not insured by the FDIC, NCUA and are not insured by any federal government agency, are not deposits or other obligations of the bank, are not guaranteed by the bank, and are subject to investment risks, including the possible loss of principal. Home Federal Bank and LPL Financial Corporation are independent entities.
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Submitted by: Anne Gremillion / Daniel Strickland / Gremillion & Pou Integrated Marketing /
318.424.2676 x320 / dstrickland@gpmarketinginc.com

Released by: Dawn Williams, Vice President / Home Federal / 318.841-1172 /
dawn.williams@homefederalbancorp.com